EXHIBIT 10.1

February 1, 2017
Mr. Adam Pollitzer

Dear Adam:
We are pleased and excited to offer you employment with NMI Holdings, Inc. (the “Company”) beginning on May 2, 2017 (the “Start Date”). You will initially serve as Executive Vice President, Chief Financial Officer and you will report directly to the Chief Executive Officer, currently Bradley Shuster. You will be based in the Company’s Emeryville, CA office. During your employment, you will be entitled to be paid an annual base salary at the rate of $437,500 per year (“Annual Base Salary”), payable at times consistent with the Company’s general policies regarding compensation of employees, as in effect from time to time. In addition, during your employment, you will be eligible to participate in any health and welfare benefit programs adopted and maintained by the Company for its employees, subject to the terms and limitations of the applicable plan and the Company’s ability, in its sole discretion, at any time and from time to time, to change or terminate any of its employee benefit plans, programs or policies.

Executive Cash Allowance. As an Executive Vice President, you will be eligible to participate in the Company’s Executive Cash Allowance program as in effect from time to time. You will be eligible to receive a fixed cash amount of $30,000 per year in lieu of individualized perquisites, payable at times consistent with the Company’s payroll practices, as in effect from time to time.

Discretionary Bonus. With respect to calendar year 2017 and thereafter, you will be eligible to be awarded an annual discretionary cash bonus, with a target annual bonus opportunity of one hundred percent (100%) of your Annual Base Salary (the “Discretionary Bonus”), payable in accordance with the Company’s customary practices with respect to the payment of bonuses, as in effect from time to time. Any Discretionary Bonus will be determined by the Chief Executive Officer, subject to approval by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). Except as provided below upon certain qualifying terminations of employment, in order to receive a Discretionary Bonus, you must be employed by the Company or one of its subsidiaries at the time of payment. You will not be eligible to receive a Discretionary Bonus if you resign (or you have given notice of your intention to resign) or if your employment is terminated for any reason (or you have been given notice of your termination) at any time prior to the payment of such Discretionary Bonus.

Annual Discretionary Equity. Management will also recommend to the Committee at the next regularly scheduled meeting of the Committee following your Start Date that you be considered for a 2017 annual equity-based award in respect of Company stock under the Company’s 2014 Omnibus Incentive Plan, as such plan may be amended and restated from time to time, or any successor plan (the “Plan”) with a grant date fair market value equivalent to approximately $500,000, in the form of approximately fifty percent (50%) stock options and fifty percent (50%) restricted stock units (“RSUs”). At this time, it is anticipated that the Committee will consider the grant of this award at its meeting scheduled for May 2017, but this may occur at a different date. The terms and conditions of any equity-based award, including the grant date, exercise price (if any) and vesting schedule(s) will be set forth in the applicable award agreements and will be subject to the terms of the Plan, as amended from time to time, but management’s recommendation is that it vest ratably over three years from the grant date, subject to your continued employment and the terms and conditions of the applicable award agreements. Upon vesting, one RSU converts into one share of Company common stock.

Inducement Equity. In addition, management will also recommend to the Committee at the next regular meeting of the Committee following your Start Date that you be considered for a supplemental inducement equity grant with an approximate total value of $2,000,000 in the form of RSUs under the Plan, vesting ratably over five years from the grant date, subject to your continued employment and the terms and conditions of the applicable award agreement. The terms and conditions of the inducement equity award, including the grant date and vesting schedule, will be set forth in the applicable award agreement and subject to the terms of the Plan, as amended from time to time. There can be no assurances that the Committee will approve all or any equity-based awards recommended by the Company’s management.

Relocation Benefits. You agree that you will relocate to the Northern California area no later than four months following your Start Date. The Company will provide you with the following relocation and commuting benefits. The Company will provide you a $5,000 per month housing allowance for six months following the Start Date. In addition, the

EXHIBIT 10.1

Company will provide (or reimburse you for) up to 12 economy class round trip airline tickets from New York to San Francisco, California during the six-month period following the date of this letter for family visits to assist in relocation. The Company will also provide (or reimburse you for) three business class round trip airline tickets per month in the four months following the Start Date for you to return to New York to assist in moving your family to the Northern California area. If you sell your home in New York during the first 12 months following the Start Date, the Company will reimburse you for all reasonable and customary seller paid closing costs associated with such sale; provided, however, that the real estate commission reimbursed for such sale shall not exceed 6% of the sale price. If you purchase or rent a home in the Northern California area within the first 12 months following the Start Date, the Company will, on a one-time basis, reimburse you for all reasonable and customary closing or commission costs associated with either (but not both) the purchase or rental of a home in the Northern California area; provided, however, that the reimbursement for loan fees in connection with a purchase shall not exceed 1%, and provided, further, that no reimbursement shall be made for loan discount points or security deposits. The Company shall also reimburse you for the reasonable and actual expenses incurred and paid by you for moving your personal possessions to the Northern California area (excluding the costs of rental housing, airline tickets and commuting costs) during the first 12 months following the Start Date, up to a maximum amount of $35,000. In addition, the Company shall pay to you a one-time relocation bonus in the amount of $100,000 (“Relocation Bonus”) to assist you with relocation and commuting costs during your transition to the Northern California area. The relocation bonus will be made along with your first regular paycheck.

In order to obtain the relocation benefits described above, including the Relocation Bonus, you will be required to sign an agreement (in the form attached as Exhibit A, the “Relocation Reimbursement Agreement”) to repay the Relocation Bonus and other relocation benefits reimbursed to you in full if you resign or are terminated under the terms of the Relocation Reimbursement Agreement within 24 months of your Start Date. Relocation benefits generally are considered taxable income to the recipient, and will be included in your W-2 as required.

Paid Time Off. The Company offers a generous 25 days of Paid Time Off (“PTO”) per year, pro-rated on a calendar year basis. Your PTO will begin to accrue on the Start Date, and may be taken in accordance with Company policy.

Change in Control. If your employment with the Company is terminated without Cause (as defined in Section 1(i)(2) of the Plan (as in effect on the date hereof) for purposes of this letter) or you resign from the Company following a material diminution in your title or position or the assignment to you of any duties or responsibilities (including reporting responsibilities) materially inconsistent with your position as Executive Vice President and Chief Financial Officer, in each case within 12 months following a Change in Control (as defined in the Plan (as in effect on the date hereof) for purposes of this letter), you will be entitled to, subject to your execution and non-revocation of a release of claims in a form acceptable to the Company within 30 days of your termination of employment, a lump sum cash payment on the 45th day following the date of your termination of employment equal to the sum of (i) any annual cash bonus payment earned for the completed calendar year prior to your date of termination, to the extent not paid (other than any deferred portion of an annual bonus, which will be paid in accordance with the applicable deferral arrangement), and (ii) one and a half times the sum of your (A) Annual Base Salary, and (B) target Discretionary Bonus, in each case, as in effect immediately prior to the termination of your employment. In addition, you will receive (x) your earned Annual Base Salary through the date your employment terminates, to the extent not yet paid and (y) any other vested amounts or benefits that the Company is required to pay or provide or for which you are eligible to receive under any plan, program, policy, practice, contract or agreement with the Company through the date of your termination of employment. During the 12 months following a Change in Control, the severance benefits described in this paragraph will be provided in lieu of any severance benefits to which you otherwise would be entitled under the NMI Holdings, Inc. Severance Benefit Plan (the “Severance Plan”).

Severance. Prior to a Change in Control, and following the first anniversary of a Change in Control, you will be eligible to participate in the Severance Plan as an Executive Vice President without an employment agreement.
Return of Company Property. Upon a termination of your employment for any reason, you shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and you shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its affiliates or containing any trade secrets relating to the Company or its affiliates except any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. You agree to represent in writing to the Company upon termination of your employment that you have complied with this paragraph.

Nondisparagement. You agree that, following your termination of employment, you will not make any public statements which materially disparage the Company. Notwithstanding the foregoing, nothing in this paragraph shall prohibit you from making truthful statements when required by order of a court or other governmental or regulatory body having

EXHIBIT 10.1

jurisdiction or to enforce any legal right including, without limitation, the terms of this letter.

Confidential Information. You acknowledge that you will have knowledge of certain trade secrets of the Company and its business plans and prospects. You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses or prospective businesses, including, without limitation, any trade secrets, research, secret data, business methods, operating procedures or programs which shall have been obtained by you in connection with your services to the Company or any affiliates thereof and which shall not be or become public knowledge (other than by acts by you in violation of this letter) (collectively, the “Trade Secrets and Confidential Information”); provided, however, that you and the Company acknowledge and agree that you will be required to disclose Trade Secrets and Confidential Information to third parties in performing services for the Company under this letter, which you may do only to the extent required, as determined within your reasonable discretion. After termination of your services with the Company for any reason, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

Nonsolicitation. You agree that, while you are employed by the Company and during the one-year period following the cessation of your employment for any reason, you shall not directly or indirectly (i) solicit any individual who is, on the date of termination (or was, during the six-month period prior to the date of termination), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates, or (ii) solicit any investor or prospective investor in the Company or any business contact introduced to you in connection with your employment by the Company hereunder to curtail or cease doing business with the Company or any of its affiliates.

Equitable Remedies. You acknowledge that the Company would be irreparably injured by a violation of the paragraphs entitled “Nondisparagement,” “Confidential Information,” and/or “Nonsolicitation” and you agree that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of the paragraphs titled “Nondisparagement,” “Confidential Information,” and/or “Nonsolicitation.” If a bond is required to be posted in order for either party to secure an injunction or other equitable remedy in connection with such paragraph, the parties agree that said bond need not be more than a nominal sum.

Severability; Blue Pencil. You acknowledge and agree that you have had the opportunity to seek advice of counsel in connection with this letter and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that this paragraph or any of the paragraphs titled “Nondisparagement,” “Confidential Information,” “Nonsolicitation,” or “Equitable Remedies” (such paragraphs, the “Restrictive Covenants”) is invalid or unenforceable, the remainder of the provisions of such paragraphs shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any covenant or covenants in this letter is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

Whistleblower Rights. Notwithstanding the foregoing, nothing in this letter limits your ability to communicate with any federal, state, or local governmental agency, commission or body, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (collectively, a “Governmental Agency”), or self-regulatory organization or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency or self-regulatory organization, without notice to the Company.

The Board believes that the role of the Chief Financial Officer is a full-time commitment. You agree that it will occupy all of your business service time.

This offer is not a contract guaranteeing employment for any specific duration. Rather, your employment with the Company is on an at-will basis. As an at-will employee, both you and the Company have the right to terminate your employment at any time for any reason or no reason. Similarly, nothing in this letter shall be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

Clawback Policy. Any amounts payable under this letter are subject to the Clawback Policy (attached to this letter as Exhibit B). You acknowledge and agree that you are a “Covered Person” for purposes of the Clawback Policy and that any

EXHIBIT 10.1

amounts payable under this letter are subject to the Clawback Policy, irrespective of whether such policy has been adopted by the board of directors of the Company (or a committee thereof) generally.

409A Compliance. Any amounts payable under this letter are intended to be exempt or excluded from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are otherwise intended to avoid the incurrence of tax penalties under Section 409A, and, with respect to amounts payable under this letter that are subject to Section 409A, this letter shall in all respects be administered in accordance with Section 409A. For purposes of Section 409A, any right to a series of payments under this letter, if any, shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment of any amounts payable under this letter. Notwithstanding anything to the contrary in this letter, all reimbursements and in-kind benefits provided under this letter that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. All payments to be made upon a termination of employment under this letter may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A. Notwithstanding any other provision of this letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company and its affiliates as in effect on your date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this letter during the six-month period immediately following your separation from service (as determined in accordance with Section 409A) on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death.

Governing Law. This letter shall be governed, construed, and interpreted under the laws of the State of California, without giving effect to any conflict of laws provisions.

Dispute Resolution. Any controversy or claim arising out of or relating to this letter or the breach of this letter (other than a controversy or claim arising under the Restrictive Covenants) that is not resolved by you and the Company shall be submitted to arbitration in California in accordance with California law and the procedures of the American Arbitration Association in respect of the resolution of employment disputes. The determination of the arbitrator shall be conclusive and binding on the Company and you and judgment may be entered on the arbitrator(s), award(s) in any court having competent jurisdiction. Any controversy or claim arising under the Restrictive Covenants will be subject to the jurisdiction of any state or federal court in California and heard or determined in such courts.

This offer of employment is contingent upon the successful completion of the Company’s pre-employment screening process, which includes reference checking and the background check required as an insurance company and by many of our vendors and customers. This background check will be initiated shortly before the Start Date, but may not be completed prior to the Start Date, and your employment and continued employment is contingent upon the successful completion of this process. The Company will determine, in its sole discretion, if you have successfully completed the process.

You agree to comply fully with all policies and procedures in effect for employees, including but not limited to, the Employee Handbook, the Business Conduct Policy and any other memoranda and communications applicable to you pertaining to policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time.

The Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. You will be emailed a link to complete the online Employment Verification Form I-9 that you are required to complete as a condition of employment.

All payments and benefits provided for in this letter are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

EXHIBIT 10.1

By accepting this offer, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

This letter constitutes the entire agreement between you and the Company regarding your employment with the Company and supersedes any and all oral or written employment or compensation agreements between you and the Company or its affiliates.

We are confident that your experience and abilities are going to have a significant impact on the Company and our growth prospects. We look forward to working with you in developing and growing the Company.

Please confirm acceptance of this offer by signing below and returning a signed copy of this letter to me. Please feel free to call if you have any questions.

Sincerely,

By: /s/ Bradley M. Shuster
Bradley M. Shuster
Chairman and Chief Executive Officer

I acknowledge receipt of this letter and I accept the position offered.

Signature /s/ Adam Pollitzer     Date: February 1, 2017
Adam Pollitzer

EXHIBIT 10.1

EXHIBIT A
RELOCATION REIMBURSMENT AGREEMENT

I, Adam Pollitzer, hereby authorize and request that NMI Holdings, Inc. (the “Company”) incur expenses on my behalf and/or reimburse me for expenses to relocate my personal possessions, goods and car(s), airline tickets and housing costs (all “relocation expenses”), and I also acknowledge my intent to receive a relocation bonus of $100,000 (the “Relocation Bonus”), all pursuant to the paragraph entitled “Relocation Benefits” in the letter agreement between me and the Company, dated February 1, 2017, to which this Relocation Reimbursement Agreement is an Exhibit (the “Employment Letter”). I agree that I will repay the Company in full for the Relocation Bonus and for all relocation expenses incurred or reimbursed to me by the Company if I resign my employment with the Company (other than for death or Disability (as defined in the Company’s 2014 Omnibus Incentive Plan, as such plan may be amended and restated from time to time, or any successor plan)) within twenty-four (24) MONTHS of my Start Date (as defined in the Employment Letter), or if I am terminated for committing a major violation of Company policy, for gross neglect of duties, or for willful misconduct (all as determined by the Company’s Chief Executive Officer) within twenty-four (24) MONTHS of my Start Date.

I understand that at any time during my employment with the Company, my job title or responsibilities may be changed, and that any such change to my job title or responsibilities does not alter or affect my obligation to repay the Company for the Relocation Bonus and for all relocation expenses incurred by the Company as required by this Relocation Reimbursement Agreement., unless such change in job title or responsibilities follows a Change in Control as defined in the Employment Letter.

If I resign or am terminated in accordance with the second sentence of the first paragraph of this Relocation Reimbursement Agreement, I authorize and agree that the Relocation Bonus and all relocation expenses paid by the Company on my behalf or reimbursed to me shall become immediately due and payable by me to the Company. I further authorize the Company to deduct from any wages, salary or other benefits or monies otherwise owed to me any sum necessary to repay the Relocation Bonus and any relocation expenses incurred by the Company or reimbursed to me. I understand and agree that I will be responsible and obligated to repay to the Company, within thirty (30) days, for any remaining portion of the Relocation Bonus and relocation expenses that are not repaid through the deductions provided for in the preceding sentence. Regardless of the reason, should my employment with the Company never commence, any relocation expenses incurred on my behalf by the Company or reimbursed to me will be immediately due and payable by me to the Company.

I understand that this Relocation Reimbursement Agreement will be governed and interpreted by the laws of California. Any controversy or claim arising out of or relating to this Relocation Reimbursement Agreement will be subject to the dispute resolution provisions set forth under “Dispute Resolution” in the Employment Letter.

Adam Pollitzer                    Date: February 1, 2017

/s/ Adam Pollitzer
Signature

Approved by:    Bradley M. Shuster
Chairman and Chief Executive Officer
NMI Holdings, Inc.

/s/ Bradley M. Shuster
Signature

EXHIBIT 10.1

EXHIBIT B
NMI Holdings, Inc.
Clawback Policy

If NMI Holdings, Inc. (the “Company”) is required to prepare a material accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board of Directors of the Company (the “Board”) (or an appropriate committee of the Board designated by the Board) will have the authority, exercisable in its sole discretion after evaluating the associated costs and benefits, to recover any Incentive Compensation received by any Covered Person during the three fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the Covered Person under the accounting restatement, calculated on a pre-tax basis. In making such determination, the Board or committee may take into account such considerations as it deems appropriate, including, without limitation, (A) the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery; (B) the likelihood of success of enforcement under governing law versus the cost and effort involved, (C) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (D) any applicable fraud, intentional misconduct or gross negligence by a Covered Person, (E) any pending legal proceeding relating to any applicable fraud, intentional misconduct or gross negligence and (F) any other factors deemed relevant by the Board (or authorized committee of the Board).

For Incentive Compensation that is not subject to mathematical recalculation based on the information in an accounting restatement, the recoverable amount may be determined based on a reasonable, documented estimate of the effect of the accounting restatement on the applicable measure. For Incentive Compensation that takes the form of an equity award: (1) if shares or options are held at the time of recovery, the recoverable amount shall be the number of shares or options received in excess of the number that should have been received after applying the restated financial reporting measure, (2) if options have been exercised, but the underlying shares have not been sold, the recoverable amount shall be the number of shares underlying the excess options applying the restated financial measure, and (3) if shares have been sold, the recoverable amount shall be the sale proceeds received by the Covered Person with respect to the excess number of shares.

Any determinations of the Board (or authorized committee of the Board) need not be uniform with respect to Covered Persons.

Subject to applicable law or requirements of any applicable stock exchange, this policy may be amended and/or restated by the Board (or an authorized committee of the Board) at any time.

In no event will the Company indemnify any Covered Person for any compensation that the Covered Person is required to reimburse or forfeit pursuant to this policy.

This policy is in addition to, and shall in no event limit, the Company’s ability to seek recovery pursuant to the terms of any other plan, policy, agreement of the Company or its affiliates or applicable law.

This policy, and all determinations made and actions taken pursuant to this policy, shall be governed by the laws of the state of Delaware and applicable federal laws, excluding any conflicts or choice of law rule or principle. This policy shall be interpreted and administered consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations and interpretations promulgated thereunder. The Board (or authorized committee of the Board) shall review this policy and consider any potential updates or changes in the event final rules regarding compensation clawbacks in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act are adopted.

The following terms have the following meanings for purposes of this policy:

(a)“Covered Person” means any current or former principal executive officer, president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function, any other officer who performs a policy-making function or any other person who performs similar policy-making functions, in each case with respect to the Company.

(b)“Incentive Compensation” means any compensation (including cash and equity awards) that, on or following February 1, 2017, is granted, earned or vested based wholly or in part upon the attainment of any measures that are determined and presented in accordance with accounting principles used in preparing the Company’s financial statements, any measures

EXHIBIT 10.1

derived wholly or in part from such financial information, and stock price and total shareholder return. Notwithstanding the foregoing, Incentive Compensation excludes stock options and other equity awards that vest exclusively on the basis of service, without any performance condition, and bonus awards that are solely discretionary, based on subjective goals and/or goals unrelated to financial reporting measures, shall not constitute Incentive Compensation.